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                         CERTIFICATE OF INCORPORATION

                                      OF

                            T.A. OF DELAWARE, INC.


     FIRST: The name of the corporation is T.A. OF DELAWARE, INC. (the "Corporation").

     SECOND: The address of the registered office of the Corporation in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     The purpose specified in the foregoing paragraph shall in nowise be limited or restricted by reference to, or inference from, the terms of any provision in this certificate of incorporation.

     The corporation shall possess and may exercise all powers and privileges necessary or convenient to effect the foregoing purpose, including the general powers now or hereafter conferred by the laws of the State of Delaware upon corporations formed under the General Corporation Law of the State of Delaware.

     FOURTH: The total number and the designation of the shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value $1.00 per share.

     FIFTH: The name and mailing address of the sole incorporator is as follows:


             Name                        Mailing Address
             ----                        ---------------

             Kim Sainten                 53 Wall Street
                                         New York, New York 10005


     SIXTH: The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders, or until their successors are elected and qualify, are as follows:
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          Name                   Mailing Address
          ----                   ---------------

          W. Ward Carey          Tucker, Anthony & R.L. Day, Inc.
                                 120 Broadway, New York, NY 10271

          Patrick E. Scorese     Tucker, Anthony & R.L. Day, Inc.
                                 120 Broadway, New York, NY 10271


     SEVENTH:  The corporation is to have perpetual existence.

     EIGHTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of its directors and stockholders:

     (1) The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

     (2) The Board of Directors shall have power without the assent or vote of the stockholders:

          (a) To make, alter, amend, change, add to or repeal the by-laws of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends; and

          (b) To determine from time to time whether, and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders.

     (3) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate of incorporation, and to any by-law from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

     NINTH: The Corporation may, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

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     TENTH:  Whenever a compromise or arrangement is proposed between the
Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation. as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

     ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors, and officers herein are granted subject to this reservation.

     THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate of incorporation, hereby declaring and certifying that this is her act and deed and the facts herein stated are true, and accordingly has hereunto set her hand this 27th day of September, 1983.



                                             _________________________________
                                             Kim Sainten

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